Exhibit 99.2

CHILDTIME LEARNING CENTERS, INC

INSTRUCTIONS AS TO USE OF
RIGHTS SUBSCRIPTION CERTIFICATES

      The following instructions relate to a rights offering (the “Rights Offering”) by Childtime Learning Centers, Inc., a Michigan corporation (the “Company”), to holders of its Common Stock, no par value per share (the “Common Stock”), as described in the Company’s Prospectus related to the Rights Offering dated                     , 2003 (the “Prospectus”). Each holder of record of the Common Stock at the close of business on                     , 2003 (the “Record Date”) is receiving one non-transferable subscription right (collectively, the “Rights”) for every 54 shares of the Common Stock held by such record holder as of the close of business on the Record Date.

      As part of the Rights Offering, Rights Subscription Certificates representing an aggregate of 100,000 Rights are being distributed. Each Right entitles the holder thereof to purchase a unit (collectively, the “Units”), consisting of (i) $35 principal amount of 15% Subordinated Notes due 2008 (collectively, the “Subordinated Debt”) and (ii)  shares of the Common Stock pursuant to the Basic Subscription Privilege (as defined below) and potentially one additional Unit pursuant to the Over-Subscription Privilege (as defined below). Upon payment of $[158.75] (the “Subscription Price”), each Right is exercisable for the purchase of one Unit (the “Basic Subscription Privilege”). In addition, subject to the allocation described below, the Rights also entitle the holders thereof to subscribe at the Subscription Price for additional Units, not to exceed the number of Units available for such holder to purchase under the Basic Subscription Privilege (the “Over-Subscription Privilege”), up to the maximum number of Units offered by the Prospectus. Units will be available for purchase pursuant to the Over-Subscription Privilege, to those holders who fully exercise their Rights pursuant to the Basic Subscription Privilege, to the extent that all the Units are not subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Time (as defined below). If the Units so available (the “Excess Units”) are not sufficient to satisfy all subscriptions pursuant to the Over-Subscription Privilege, the available Excess Units will be allocated pro rata (subject to the elimination of fractional Units) among the holders of Rights who exercise their Over-Subscription Privilege based on the ratio that the number of Excess Units available bears to the total number of Units that are the subject of over-subscription requests. See “The Rights Offering — Over-Subscription Privilege” in the Prospectus.

      No fractional Rights or cash in lieu thereof are being issued or paid. The number of Rights distributed to each record holder has been rounded down to the nearest whole number.

      The Rights will expire on                     , 2003, at 5:00 p.m., New York City time, unless the subscription period for the Rights Offering is extended by the Company, in its sole discretion (the “Expiration Time”).

      The number of Units that you are entitled to purchase is printed on the face of your Rights Subscription Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate section or sections on the back of your Rights Subscription Certificate and returning the Rights Subscription Certificate to the Subscription Agent in the envelope provided.

      Your Rights Subscription Certificate must be received by the Subscription Agent, or guaranteed delivery requirements with respect to your Rights Subscription Certificate must be complied with, and payment of the Subscription Price, including final clearance of any checks, must be received by the Subscription Agent before the Expiration Time. Once you have exercised the Basic Subscription Privilege and/or the Over-Subscription Privilege, such exercise may not be revoked.

1.     Subscription Privileges.

      To exercise Rights, complete the Rights Subscription Certificate and send your properly completed and executed Rights Subscription Certificate, together with payment in full of the Subscription Price for each Unit being subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the

Subscription Agent. All payments must be made in United States dollars by (i) check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to “Computershare Trust Company of New York, as Subscription Agent,” (ii) wire transfer of immediately available funds to the account maintained by the Subscription Agent for such purpose at Harris Trust & Savings Bank, Account No. 2279388, ABA No. 071000288 or (iii) in the case of the JP Acquisition Fund Group (as defined in the Prospectus) only, and without restricting the right of such investors to make payments in accordance with clauses (i) and (ii), the delivery for cancellation of the appropriate amount of principal of, and accrued and unpaid interest on, subordinated notes issued on July 19, 2002 to the JP Acquisition Fund Group by Childtime Childcare, Inc. (the “Notes”). Payments will be deemed to have been received by the Subscription Agent only upon the (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank, postal, telegraphic or express money order or Notes, or (c) the receipt of good funds in the Subscription Agent’s account designated above.

      If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders of Rights who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified check or bank draft (cashier’s check), money order or wire transfer of immediately available funds.

      In accordance with Instruction 3(a) below, you may also transfer your Rights Subscription Certificate to your bank or broker, make arrangements for the delivery of funds on your behalf and request such bank or broker to exercise the Rights represented by such Rights Subscription Certificate on your behalf. Alternatively, you may cause a written guarantee, substantially in the form available from the Subscription Agent (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or a member in good standing of a recognized signature guarantee medallion program (each of the foregoing being referred to as an “Eligible Institution”), to be received by the Subscription Agent prior to the Expiration Time, guaranteeing delivery of your properly completed and executed Rights Subscription Certificate within three Nasdaq SmallCap Market trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Rights Subscription Certificate must be received by the Subscription Agent within three Nasdaq SmallCap Market trading days of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated below.

      Banks, brokers and other nominee holders of Rights who exercise Rights on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company (by delivery to the Subscription Agent of a Nominee Holder Certification substantially in the form available from the Subscription Agent), as to the aggregate number of Rights that have been exercised and the number of Units that are being subscribed for pursuant to such exercise by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If a Nominee Holder Certification is not delivered in respect of a Rights Subscription Certificate, the Subscription Agent shall for all purposes (including for purposes of any allocation in connection with the Over-Subscription Privilege) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner. If more Excess Units are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, Excess Units will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege based on the ratio that the number of Units available bears to the total number of Units that are the subject of over-subscription requests.

      The address of the Subscription Agent is as follows:

If by Hand Delivery or Overnight Delivery:

Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, New York 10005 Telephone: (800) 245-7630 Facsimile: (212) 701-7636

If by First Class Mail or Registered Mail:

Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, New York 10268-1010 Telephone: (800) 245-7630 Facsimile: (212) 701-7636

The address of the Information Agent is as follows:

Georgeson Shareholder 17 State Street, 28th Floor New York, New York 10004 Telephone: (866) 216-0456 Facsimile: (212) 440-9009

      If you have not indicated the number of Rights being exercised, or if the payment you have forwarded is not sufficient to purchase (or exceeds the amount necessary to purchase) the number of Units subscribed for, your exercise will be deemed to have been made for the maximum number of Units that may be purchased upon exercise of the Basic Subscription Privilege for the payment delivered by you divided by the Subscription Price, rounded down to the nearest whole number of Units. In addition, to the extent that the Subscription Price payment delivered by you exceeds the product of the Subscription Price multiplied by the number of Units that may be purchased pursuant to the Basic Subscription Privilege evidenced by the Rights Subscription Certificate delivered by you, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of whole Units that may be purchased upon exercise of your Over-Subscription Privilege for such excess amount divided by the Subscription Price.

2.     Delivery of Stock Certificates, Etc.

      The following deliveries and payments will be made to the address shown on the face of your Rights Subscription Certificate unless you provide instructions to the contrary in Section 2 of your Rights Subscription Certificate.

(a) Basic Subscription Privilege. As soon as practicable after the Expiration Time, the Subscription Agent will mail to each exercising Rights holder notes representing the Subordinated Debt and certificates representing the Common Stock comprising the Units purchased pursuant to the Basic Subscription Privilege.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Privilege notes representing the Subordinated Debt and certificates representing the Common Stock comprising the number of Units allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering — Over-Subscription Privilege” in the Prospectus.

(c) Excess Payments. To the extent your payment includes payment in excess of the amount due for the Units subscribed for by you and issued to you, including payment for the Units subscribed for pursuant to your Over-Subscription Privilege which are not available (the “Subscription Excess”), you will receive a refund, without interest, of the Subscription Excess as soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

3.     Execution

      (a) Execution by Registered Holder. The signature on the Rights Subscription Certificate must correspond to the name of the registered holder exactly as it appears on the face of the Rights Subscription Certificate without any alteration or change whatsoever. Persons who sign the Rights Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

      (b) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you wish to specify special delivery instructions pursuant to Section 2 of your Rights Subscription Certificate.

4.     Method of Delivery

      The method of delivery of Rights Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Time.

5.	Special Provisions Relating to Delivery of Rights Through the Depository Trust Company.

      The exercise of Rights that are held of record through The Depository Trust Company (“DTC”) may be effected by instructing DTC to transfer the Rights from the DTC account of the Rights holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each Unit subscribed for pursuant to such Rights being exercised.

6.     Transfer Taxes

      Except for the fees charged by the Subscription Agent (which will be paid by the Company as described in the Prospectus), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the Rights holder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

7.     Irregularities

      All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Rights Subscription Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Subscription Certificates or incur any liability for failure to give such notification. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Rights Offering or not in proper form or if the acceptance thereof or the issuance of the Units pursuant thereto could be deemed unlawful.

8.     IRS Form W-9

      Each Rights holder who elects to exercise Rights must provide the Subscription Agent with a correct Taxpayer Identification Number on IRS Form W-9. A copy of IRS Form W-9 may be obtained upon request from the Subscription Agent at the address indicated above or from the Internal Revenue Service web site at www.irs.gov. Failure to provide the information on the form may subject such holder to a $50.00 penalty and to adjust for current rate back-up federal income tax withholding with respect to interest and dividends that may be paid by the Company on Units purchased upon the exercise of Rights.

9.     Questions

      Please direct any questions concerning these instructions or the Rights Subscription Certificate to the Subscription Agent, at (800) 245-7630, or the Information Agent, at (866) 216-0456.